Exhibit 10.3
CLEVELAND-CLIFFS INC.
2021 EQUITY AND INCENTIVE COMPENSATION PLAN
MARKET STOCK UNITS AWARD MEMORANDUM

Employee:	PARTICIPANT NAME

Date of Grant:	XXXXX

Number of Target Market Stock Units Subject to Award:	TARGET UNITS GRANTED

Performance Metric:	Absolute Stock Price Performance

Performance Period:	XXXXX

Additional terms and conditions of your award are included in the Market Stock Units Award Agreement. As a condition to your receipt of this award, you must log on to Fidelity’s website at www.NetBenefits.com and accept the terms and conditions of this award within 90 calendar days of your Date of Grant. If you do not accept the terms and conditions of this award within such time at www.NetBenefits.com, this award may be forfeited and immediately terminate.
Under the terms of the Market Stock Units Award Agreement, your Death Beneficiary is the person you have designated in accordance with the Company’s procedures, and if you have not designated anyone, your estate. Please designate your Death Beneficiary by logging into your account at www.Fidelity.com and following the instructions.
Note: Section 3.1 of the Market Stock Units Award Agreement contains provisions that restrict your activities. These provisions apply to you and, by accepting this award, you agree to be bound by these restrictions.

CLEVELAND-CLIFFS INC.
2021 EQUITY AND INCENTIVE COMPENSATION PLAN
Market Stock Units Award Agreement
This Market Stock Units Award Agreement (this “Agreement”) is between Cleveland-Cliffs Inc., an Ohio corporation (the “Company”), and you, the person named in the Market Stock Units Award Memorandum (the “Award Memorandum”) who is an employee of the Company or a Subsidiary of the Company (the “Participant”). For purposes of this Agreement, “Employer” means the entity (the Company or Subsidiary) that employs the Participant on the applicable date. This Agreement is effective as of the Date of Grant set forth in the Award Memorandum.
The Company wishes to award to the Participant the number of target Restricted Stock Units (“Market Stock Units”) identified in the Award Memorandum representing the opportunity to earn an amount of Common Shares (the “Shares”), plus dividend equivalents (if any), subject to the terms and conditions set forth in this Agreement, in order to carry out the purpose of the Cleveland-Cliffs Inc. 2021 Equity and Incentive Compensation Plan (the “Plan”). All capitalized terms not defined in this Agreement shall have the same meaning as set forth in the Plan. See Section 2 of the Plan for a list of certain defined terms.
In the event of a conflict between the terms of this Agreement, the Award Memorandum and the terms of the Plan, the terms of the Plan shall govern. In the event of a conflict between the terms of this Agreement and the Award Memorandum, the terms of this Agreement shall govern.
ARTICLE 1.
Definitions
All terms used herein with initial capital letters shall have the meanings assigned to them in the Plan and the following additional terms, when used herein with initial capital letters, shall have the following meanings:
1.1“Absolute Stock Price Performance” shall mean, for the Performance Period, the positive or negative change in the fair market value of a Common Share over the Performance Period, calculated as described on Exhibit A.
1.2“Earned Market Stock Units” shall mean the number of target Market Stock Units (rounded up to the nearest whole unit) earned by the Participant, as determined under Section 2.3 and/or otherwise according to the terms of this Agreement and the Plan.
1.3“Ending Market Value” shall mean the 30-trading-day trailing average (rounded to the nearest cent) of the daily volume-weighted average price per share of the Common Shares as of (and including) the last trading day of the Performance Period (as reported on the New York Stock Exchange (or other reasonably-comparable source chosen by the Committee) or, if the Common Shares are not then listed on the New York Stock Exchange, on any other national securities exchange on which the Common Shares are then listed (or other reasonably-comparable source chosen by the Committee)); provided, however, that if there is no regular public trading market for the Common Shares for some part (or the entirety) of such 30-trading-day period, then the daily volume-weighted average price per share of the Common Shares for such part (or the entirety) of such 30-trading-day period will be as reasonably determined in good faith by the Committee.
1.4“Performance Objective” shall mean, for the Performance Period, the applicable Management Objectives with respect to the Absolute Stock Price Performance goals established by the Committee and reported to the Board for this award, including as more particularly set forth or described on attached Exhibit A.
1.5“Performance Period” shall be the time period as set forth in the Award Memorandum.
1.6“Share Ownership Guidelines” shall mean the Company’s applicable Common Share ownership guidelines, as amended from time to time, which encourage such Directors and Officers to hold a meaningful stake in the Company.
1.7“Starting Market Value” shall mean the Market Value per Share as of the first trading day of the Performance Period.

ARTICLE 2.
Grant and Terms of Market Stock Units
2.1Grant of Target Market Stock Units. Pursuant to the Plan, the Company has granted to the Participant an award covering the number of target Market Stock Units as specified in the Award Memorandum, with dividend equivalents (if any), effective as of the Date of Grant.
2.2Issuance of Common Shares Underlying Earned Market Stock Units. The target Market Stock Units covered by this Agreement and these terms and conditions shall only result in the issuance of Shares to the extent such target Market Stock Units have become Earned Market Stock Units, as provided in Section 2.3, as of the date the Earned Market Stock Units are to be paid as specified in Section 2.5.
2.3Earned Market Stock Units.
(a)Achievement of Applicable Performance Objective; Determination of Earned Market Stock Units. Subject to Sections 2.3(b) and 2.3(c), the number of Earned Market Stock Units (if any) shall be based upon the degree of achievement of the Performance Objective, all as more particularly set forth or described herein and/or on Exhibit A, as determined and certified by the Committee after or in connection with the end of the Performance Period. The calculation of Earned Market Stock Units shall be determined and certified by the Committee in accordance with the award and the Agreement (and their respective terms and conditions). Subject to the terms of the Plan, except as provided in Sections 2.3(b) and 2.3(c), no target Market Stock Units will become Earned Market Stock Units unless the Participant remains in the continuous employment of the Company or a Subsidiary during the entire Performance Period.
(b)Death, Disability, Retirement or a Termination Without Cause. If the Participant experiences a termination of employment with the Company because of the Participant’s death, Disability (as defined herein) or Retirement (as defined herein) or a termination of employment by the Company without Cause (as defined herein) during the Performance Period, the number of the Participant’s target Market Stock Units that become Earned Market Stock Units will be a prorated amount equal to the product of the amount determined after or in connection with the end of the Performance Period under Section 2.3(a) (without regard to the requirement that employment continue until the end of the Performance Period), multiplied by a fraction, the numerator of which is the number of full months the Participant was employed with the Company or a Subsidiary between the start of the Performance Period and the date of the Participant’s termination of employment and the denominator of which is 36, rounded to the nearest whole Market Stock Unit.
For purposes of this Agreement, “Disability” shall mean a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and that results in the Participant: (i) being unable to engage in any substantial gainful activity; or (ii) receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company. For purposes of this Agreement, “Retirement” shall mean the Participant’s retirement from active employment with the Company or Subsidiary upon or after the attainment of at least age 55 and at least a 5-year period of service with the Company and/or Subsidiary.
(c)Change in Control. In the event a Change in Control occurs during the Performance Period, the Participant’s target Market Stock Units will become Earned Market Stock Units only to the extent provided in Section 2.4.
In the event the Participant otherwise terminates employment prior to becoming entitled to Earned Market Stock Units or the Participant’s employment is terminated by the Company for Cause, the Participant shall forfeit all rights to any percentage of target Market Stock Units that were granted under this Agreement.
2.4Change in Control Vesting.
(a)If the Participant remains in the continuous employ of the Company or Subsidiary throughout the period beginning on the Date of Grant and ending on the date of a Change in Control, upon the Change in Control, 100% of the target Market Stock Units shall become Earned Market Stock Units, except to the extent that an award meeting the requirements of Section 2.4(d)(i) (a “Replacement Award”) is provided to the Participant in accordance with Section 2.4(d)(i) to replace, adjust, or continue the award of target Market Stock Units covered by this Agreement (the “Replaced Award”). If a Replacement Award is provided, references to Market Stock

Units in this Agreement shall be deemed to refer to the Replacement Award after the Change in Control, as applicable.
(b)If, upon or after receiving a Replacement Award, the Participant experiences a termination of employment with the Company or a Subsidiary of the Company (or any of their successors) (as applicable, the “Successor”) by reason of the Participant terminating employment for Good Reason or the Successor terminating the Participant’s employment other than for Cause, in each case within a period of two years after the Change in Control and during the Performance Period, 100% of the target amount of the Replacement Award will become earned and nonforfeitable upon such termination.
(c)If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any Market Stock Units hereunder that at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be Earned Market Stock Units at the time of such Change in Control and will be paid as provided for in Section 2.5(b).
(d)For purposes of this Agreement, the following terms have the following meanings:
(i)A “Replacement Award” means an award (A) of the same type (e.g., target Restricted Stock Units) as the Replaced Award, (B) that has a value at least equal to the value of the Replaced Award, (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (D) if the Participant holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Participant under the Code are not less favorable to such Participant than the tax consequences of the Replaced Award, and (E) the other terms and conditions of which are not less favorable to the Participant holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section 2.4(d) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
(ii)A termination for “Cause” shall mean that, prior to termination of employment, the Participant shall have committed: (A) and been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with the Company or any Affiliate (or the Successor, if applicable); (B) intentional wrongful damage to property of the Company or any Affiliate (or the Successor, if applicable); (C) intentional wrongful disclosure of secret processes or confidential information of the Company or any Affiliate (or the Successor, if applicable); or (D) intentional wrongful engagement in any competitive activity; and any such act shall have been demonstrably and materially harmful to the Company or any Affiliate (or the Successor, if applicable). For purposes of this Agreement, no act or failure to act on the part of the Participant shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company or an Affiliate (or the Successor, if applicable).
(iii)A termination “for Good Reason” shall mean the Participant’s termination of employment with the Successor as a result of the initial occurrence, without the Participant’s consent, of one or more of the following events:
(A)a material diminution in the Participant’s annual base salary rate as in effect from time to time (“Base Pay”);
(B)a material diminution in the Participant’s authority, duties or responsibilities;
(C)a material change in the geographic location at which the Participant must perform services;

(D)a reduction in the Participant’s opportunity regarding annual bonus, incentive or other payment of compensation, in addition to Base Pay, made or to be made in regard to services rendered in any year or other period pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Successor; and
(E)any other action or inaction that constitutes a material breach by the Participant’s employer of the employment agreement, if any, under which the Participant provides services.
Notwithstanding the foregoing, “Good Reason” shall not be deemed to exist unless: (I) the Participant has provided notice to his or her employer of the existence of one or more of the conditions listed in (A) through (E) above within 90 days after the initial occurrence of such condition or conditions; and (II) such condition or conditions have not been cured by the Participant’s employer within 30 days after receipt of such notice.
2.5Payment of Earned Market Stock Units.
(a)Payment After the Performance Period. Subject to Sections 2.5(b) and (c), the Earned Market Stock Units shall be paid after the end of the Performance Period and after the determination and certification by the Committee of the level of attainment of the Performance Objective, but in any event no later than 60 days after the end of the Performance Period, to the extent not previously paid to the Participant.
(b)Change in Control. Notwithstanding Section 2.5(a), to the extent there are any Earned Market Stock Units as of a Change in Control, such Earned Market Stock Units will be paid within 10 days of the Change in Control; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, payment will be made on the date that would have otherwise applied pursuant to this Section 2.5.
(c)Payment Following a Change in Control. Notwithstanding Sections 2.2 and 2.5(a), if, during the two-year period following a Change in Control, the Participant experiences a qualifying termination of employment (as described in Section 2.4(b)), the Earned Market Stock Units as of the date of such termination of employment shall be paid (pursuant to Section 2.5(d)) within 60 days after the end of the Performance Period, to the extent they have not been previously paid to the Participant.
(d)General. The Earned Market Stock Units are to be settled solely in Shares. The Company shall withhold Shares to the extent necessary to satisfy income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related item withholding requirements, as described in Section 5.3. In addition, the Committee may restrict 50% of the Shares to be issued in satisfaction of the total Earned Market Stock Units, before income tax withholding, so that they cannot be sold by the Participant unless immediately after such sale the Participant is in compliance with the Share Ownership Guidelines that are applicable to the Participant at the time of sale.
(e)Payments After Death. Any payment of Earned Market Stock Units to a deceased Participant shall be paid to the Participant’s Death Beneficiary. “Death Beneficiary” shall mean the person the Participant designates in accordance with the Company’s procedures, and if the Participant does not identify a person, the “Death Beneficiary” shall be the estate of the Participant.
(f)Payment Obligation. Prior to payment, the Company shall only have an unfunded and unsecured obligation to make payment of Earned Market Stock Units to the Participant. Unless otherwise determined by the Committee in accordance with the Plan, the Market Stock Units covered by this Agreement that have not yet been earned as Earned Market Stock Units, and any interests of the Participant with respect thereto, are not transferable other than pursuant to the laws of descent and distribution, or in accordance with Section 2.5(e).

ARTICLE 3.
Other Terms and Conditions
3.1.Non-Compete and Confidentiality.
(a)The Participant shall not render services for any organization or engage directly or indirectly in any business that is a competitor of the Company or any Affiliate of the Company, or which organization or business is or plans to become prejudicial to or in conflict with the business interests of the Company or any Affiliate of the Company or distribute any secret or confidential information belonging to the Company or any Affiliate of the Company.
(b)Failure to comply with Section 3.1(a) above will cause the Participant to forfeit the right to Market Stock Units (or payment therefor) and require the Participant to reimburse the Company for the taxable income received on Earned Market Stock Units that become payable to the Participant.
ARTICLE 4.
Acknowledgements
4.1    Acknowledgments. In accepting the award, the Participant acknowledges, understands and agrees to the following:
(a)The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)The grant of the target Market Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Market Stock Units, or benefits in lieu of Market Stock Units, even if Market Stock Units have been granted in the past;
(c)All decisions with respect to future Market Stock Units or other grants, if any, will be at the sole discretion of the Company;
(d)The Participant’s participation in the Plan is voluntary;
(e)The Market Stock Units Award and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company or any Subsidiary and shall not interfere with the ability of the Company, or any Subsidiary, as applicable, to terminate the Participant’s employment or service relationship (if any);
(f)The future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(g)No claim or entitlement to compensation or damages shall arise from forfeiture of any Market Stock Units resulting from the Participant ceasing to provide employment or other services to the Company or a Subsidiary (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the Market Stock Units to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company or any of its Subsidiaries, and the Participant waives his or her ability, if any, to bring any such claim, and releases the Company and its Subsidiaries from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(h)Neither the Plan nor the Market Stock Units shall be construed to create an employment relationship where any employment relationship did not otherwise already exist;

(i)The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Market Stock Units;
(j)The Market Stock Units and the Shares subject to the Market Stock Units, and the income and value regarding the same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(k)The Company reserves the right to impose other requirements on participation in the Market Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or other applicable rules or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing; and
(l)Notwithstanding anything in this Agreement to the contrary, the Participant acknowledges and agrees that this Agreement and the award described herein (and any settlement thereof) are subject to the terms and conditions of the Company’s clawback policy or policies as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Shares at any point may be traded) (the “Compensation Recovery Policy”), and that, to the extent the Compensation Recovery Policy, by its terms, is applicable to the Participant’s Market Stock Units, applicable terms of this Agreement will be (if necessary) deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof. Further, by accepting the Market Stock Units covered by this Agreement, the Participant (i) consents to be bound by the terms of the Compensation Recovery Policy, as applicable, (ii) agrees and acknowledges that the Participant is obligated to and will cooperate with, and will provide any and all assistance necessary to, the Company in any effort to recover or recoup any compensation or other amounts subject to clawback or recovery pursuant to the Compensation Recovery Policy and/or applicable laws, rules, regulations, stock exchange listing standards or other Company policy, and (iii) agrees that the Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy, in each case from and after the effective dates thereof. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from the Participant of any such amounts, including from the Participant’s accounts or from any other compensation, to the extent permissible under Section 409A of the Code.
ARTICLE 5.
General Provisions
5.1Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Agreement and these terms and conditions, the Company shall not be obligated to issue any Shares pursuant to the Agreement and these terms and conditions if the issuance or payment thereof would result in a violation of any such law; provided further, however, that the Shares will be issued at the earliest date at which the Company reasonably anticipates that the issuance of the Shares will not cause such violation. Notwithstanding anything in this Agreement to the contrary (or in any other agreement, contract or arrangement with the Company or its subsidiaries or affiliates, or in any policy, procedure or practice of the Company or its subsidiaries or affiliates (collectively, the “Arrangements”)): (a) nothing in the Arrangements or otherwise limits the Participant’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the

Securities and Exchange Commission pursuant to Section 21F of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act or The Sarbanes-Oxley Act of 2002); and (b) nothing in the Arrangements or otherwise prevents the Participant from, without prior notice to the Company, providing information (including documents) to governmental authorities or agencies regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities or agencies regarding possible legal violations (for purpose of clarification, the Participant is not prohibited from providing information (including documents) voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act). The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.
5.2Dividend Equivalents. During the period beginning on the Date of Grant and ending on the date that Earned Market Stock Units are paid in accordance with Section 2.5, the Participant will be entitled to dividend equivalents (if any) on Earned Market Stock Units equal to the cash dividend or distribution that would have been paid on the Earned Market Stock Units had the Earned Market Stock Units been issued and outstanding Shares on the record date for the dividend or distribution. Such accrued dividend equivalents (if any) (a) will vest and become payable upon the same terms and at the same time of settlement as the Earned Market Stock Units to which they relate, and (b) will be denominated and payable solely in cash.
5.3Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by the Participant under this Agreement, the Company shall withhold Shares having a value equal to the amount required to be withheld. The Common Shares used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Shares on the date the benefit is to be included in the Participant’s income. In no event will the fair market value of the Common Shares to be withheld and delivered pursuant to this Section exceed the maximum amount of taxes that could be required to be withheld.
5.4Continuous Employment. For purposes of this Agreement, the continuous employment of the Participant with the Company shall not be deemed to have been interrupted, and the Participant shall not be deemed to have separated from service with the Company, by reason of the transfer of his employment among the Company or Subsidiaries or an approved leave of absence, unless otherwise indicated in the Plan or if required to comply with Section 409A of the Code.
5.5Relation to Other Benefits. Any economic or other benefit to the Participant under the Agreement and these terms and conditions or the Plan shall not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or Subsidiary.
5.6Adjustments. The Market Stock Units evidenced by this Agreement are subject to mandatory adjustment as provided in Section 11 of the Plan.
5.7    These Terms and Conditions Subject to Plan. The Market Stock Units covered under the Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan, a copy of which is available upon request.
5.8    Transferability. Except as otherwise provided in the Plan, the Market Stock Units are non-transferable and any attempts to assign, pledge, hypothecate or otherwise alienate or encumber (whether by law or otherwise) any Market Stock Units shall be null and void.
5.9    Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Market Stock Units award materials by and among, as applicable, the Company or Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Company or Subsidiary may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any Shares of or directorships in the Company that are held, details of all Market Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
The Participant understands that Data will be transferred to the Company’s broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients’ use of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company, the Company’s broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participants’ participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands if he or she resides outside the United States, he or she may, at any time, view their respective Data, request additional information about the storage and processing of their Data, require any necessary amendments to their Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant's consent is that the Company would not be able to grant Market Stock Units or other equity awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.
5.10Amendments. This Agreement can be amended at any time by the Committee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Except for amendments necessary to bring this Agreement into compliance with current law including Section 409A of the Code, no amendment to this Agreement shall materially and adversely affect the rights of the Participant without the Participant’s written consent.
5.11Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be invalid or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
5.12Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Market Stock Units by electronic means. By accepting this Award of target Market Stock Units, the Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
5.13Headings. Headings are given to the articles or sections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.
5.14Governing Law. This Agreement is governed by, and construed in accordance with the internal substantive laws of the State of Ohio.
5.15Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Participant). The terms “termination of employment,” “terminates employment,” and similar words and phrases used in this Agreement mean a “separation from service” within the meaning of Treasury Regulation section 1.409A-1(h). If, at the time of the Participant’s separation from service (within the meaning of Section 409A of the Code), (a) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and

(b) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the fifth business day of the seventh month after such separation from service.
[Acceptance Page Contained in Exhibit B]

EXHIBITS
Exhibit A        Performance Objectives
Exhibit B        Electronic Acceptance

Exhibit A
PERFORMANCE OBJECTIVE (ABSOLUTE STOCK PRICE PERFORMANCE)
(XXXXXX – XXXXXX)
The Performance Objective of the Company for this award is Absolute Stock Price Performance for the Performance Period (XXXXXX – XXXXXX), as established and described by the Committee and reported to the Board for this award.
For these purposes, “Absolute Stock Price Performance” shall mean, for the Performance Period, the positive or negative change in the fair market value of a Common Share over the Performance Period, calculated as follows: the quotient (expressed as a decimal, and rounded to the nearest four decimal places) of (a) the difference between (i) the Ending Market Value, minus (ii) the Starting Market Value, divided by (b) the Starting Market Value.
Achievement of the Performance Objective regarding Absolute Stock Price Performance shall determine the amount of Earned Market Stock Units under this award. For these purposes, “Earned Market Stock Units” will be calculated as follows:
(1)If the Absolute Stock Price Performance result is less than or greater than zero, then the Earned Market Stock Units shall equal the sum of (A) the target Market Stock Units, plus (B) the product (rounded to the nearest whole Market Stock Unit) of (1) the Absolute Stock Price Performance result, times (2) the target Market Stock Units; and
(2)If the Absolute Stock Price Performance result is zero, then the Earned Market Stock Units shall equal the target Market Stock Units;
provided, however, that, under this calculation, in no case will the amount of Earned Market Stock Units either exceed 150% of the target Market Stock Units or be less than 50% of the target Market Stock Units.

Exhibit B
ELECTRONIC ACCEPTANCE
Acceptance by the Participant
By selecting the “Accept” box on the website of the Company’s administrative agent, the Participant acknowledges acceptance of, and consents to be bound by, the Plan and this Agreement and any other rules, agreements or other terms and conditions incorporated herein by reference.
IF I FAIL TO ACKNOWLEDGE ACCEPTANCE OF THE AWARD WITHIN NINETY (90) DAYS OF THE DATE OF GRANT SET FORTH IN THE AGREEMENT, THE COMPANY MAY DETERMINE THAT THIS AWARD HAS BEEN FORFEITED.

Participant Name